Exhibit 99.2
Nextdoor Announces Second Quarter 2023 Results
SAN FRANCISCO, CA, August 8, 2023 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the second quarter ended June 30, 2023.
"Q2 was another strong quarter for Nextdoor, and we are pleased to have delivered year-over-year growth across our key business metrics. Weekly Active Users increased 13% year-over-year to 41.6 million, driven by platform initiatives including AI-led advancements, which are creating even more utility and community for neighbors," said Nextdoor CEO Sarah Friar. "Revenue of $57 million increased 4% year-over-year, returning to growth as a result of strength from an increasingly diverse set of mid-market customers, small businesses, and ad agency partnerships. Q2 revenue growth, along with multi-quarter cost efficiency efforts, led to a 4 point year-over-year and 11 point quarter-over-quarter improvement in adjusted EBITDA margin. Based on our progress year-to-date, we remain confident that we will deliver revenue growth and adjusted EBITDA margin improvement in 2023."
Nextdoor's highlighted metrics for the quarter ended June 30, 2023, include:

•Total Weekly Active Users (WAU) of 41.6 million increased 13% year-over-year.
•Revenue of $56.9 million increased 4% year-over-year.
•Net loss was $35.4 million, compared to $36.8 million in the year-ago period.
•Adjusted EBITDA loss was $18.6 million, compared to $20.0 million in the year-ago period.
•Cash, cash equivalents, and marketable securities were $551.6 million as of June 30, 2023.

For more detailed information on our operating and financial results for the second quarter ended June 30, 2023, as well as our outlook for Q3 and fiscal year 2023, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Revenue	$56,889	$54,541	$106,660	$105,541
Loss from operations	$(41,442)	$(38,255)	$(80,254)	$(71,481)
Net loss	$(35,403)	$(36,843)	$(69,119)	$(69,791)
Adjusted EBITDA(1)	$(18,605)	$(20,045)	$(40,266)	$(39,982)

(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net loss	$(35,403)	$(36,843)	$(69,119)	$(69,791)
Depreciation and amortization	1,454	1,374	2,905	2,704
Stock-based compensation	21,576	17,544	37,392	29,688
Interest income	(6,356)	(2,153)	(11,869)	(2,644)
Provision for income taxes	124	33	425	61
Adjusted EBITDA	$(18,605)	$(20,045)	$(40,266)	$(39,982)

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our second quarter 2023 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as adjusted EBITDA, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization

(non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is the neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 310,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nexdoor.com. For more information and assets, visit nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:
Matt Anderson
Arushi Sharma
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:

David Roady
Antonia Gray
press@nextdoor.com